EXHIBIT 10G

                     FOURTH ADDENDUM TO CONSULTING AGREEMENT
                          WITH STRUCTURE AMERICA, INC.

                             Structure America, Inc.
                                550 N. Jefferson
                               Loveland, CO 80537
                               Bus (970) 635-2432
                               Fax (970) 635-2459


                                December 11, 1996

Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, California  92614

         RE:      Fourth Addendum to Consulting Agreement

Gentlemen:

This letter will serve as the Fourth Addendum to Structure America's Inc.'s ("Structure") Consulting Agreement dated June 30, 1993 (the "Agreement") with Nona Morelli's II Inc. (the "Company").

Based upon the current amounts due from the Company for services and expenses rendered to date and upon projected billings through March 31, 1997, the number of shares of the Company's stock previously issued for Structure's services is insufficient. As a result, the Company agrees to issue and register up to an additional Seven Hundred Seventy Two Thousand (772,000) shares under a Form S-8 Registration Statement, at the Company's expense. Said shares will be delivered to Structure for sale and application of the net proceeds against the balance due for services rendered to date and as a reserve against future services through March 31, 1997; said shares to be issued to satisfy our billing, in arrears, beginning the effective date of the Consulting Agreement.

If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me at the above address.

                                        Very truly yours,
                                        Structure America Inc.

                                        By:  /s/  Rocci Howe
                                             ----------------------------------
                                             Rocci Howe

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED THIS 11th day of December, 1996.

NONA MORELLI'S II, INC.

By:  /s/  Fred G. Luke
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Name:     Fred G. Luke
Title:    Chief Executive Officer